Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2014 First Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 21, 2014--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the first quarter of 2014. Net income for the quarter ended March 31, 2014 was $1.4 million compared to net income of $77,000 for the same period in 2013. The Company had net charge-offs of $73,000 during the three months ended March 31, 2014 as compared to $1.3 million in net charge-offs during the same period in 2013. Outstanding loans declined to $482.8 million at March 31, 2014 from $492.7 million at December 31, 2013. Nonaccrual loans were $28.2 million at March 31, 2014, an increase of $1.0 million from $27.2 million at December 31, 2013. Continued declines in charge offs, decreases in gross loans of $9.9 million, and higher reserves on impaired loans, resulted in an increase in the allowance for loan losses (ALLL) as a percentage of gross loans to 2.39% at March 31, 2014 from 2.35% at December 31, 2013. At March 31, 2014, 19.6% or $2.3 million of the $11.5 million ALLL represents specific reserves on impaired loans as compared to 15.1% or $1.8 million of the $11.6 million ALLL at December 31, 2013. Management believes that at March 31, 2014, the allowance for loan losses was adequate to absorb probable losses inherent in the loan portfolio. In 2014, our focus remains directed to removing nonperforming assets from the balance sheet.

The Bank was well capitalized at March 31, 2014, with total risk based capital of 11.5%, tier 1 risk based capital of 10.2%, and a leverage ratio of 5.7%. At December 31, 2013, the Bank had total risk based capital of 10.9%, tier 1 risk based capital of 9.7%, and a leverage ratio of 5.5%. The Company had total risk based capital of 11.0%, tier 1 risk based capital of 7.1%, and a leverage ratio of 3.9% at March 31, 2014, as compared to 10.7%, 6.3%, and 3.6%, respectively, at December 31, 2013. We recently executed a Securities Purchase Agreement with Kenneth R. Lehman, a private investor, pursuant to which we expect to raise over $20 million of new capital.

Asset Quality:

Total nonperforming assets were $35.7 million or 4.4% of total assets at March 31, 2014, as compared to $35.8 million or 4.4% of total assets at December 31, 2013. Nonperforming loans increased to $28.3 million at March 31, 2014 from $27.3 million at December 31, 2013. Foreclosed assets totaled $7.4 million at March 31, 2014, down from $8.5 million at December 31, 2013, due to $253,000 of additions, $1.1 million of sales, and $212,000 in write-downs. Troubled debt restructurings (TDRs) totaled $19.5 million at March 31, 2014, and were comprised of $12.9 million of nonperforming TDRs and $6.6 million of performing TDRs. This compares to total TDRs at December 31, 2013 of $21.3 million which were comprised of $14.3 million of non-performing TDRs and $7.0 million of performing TDRs. At both March 31, 2014 and December 31, 2013, the nonperforming TDRs were included in the totals for nonaccrual and nonperforming loans referenced above. At March 31, 2014, we were in partial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income before the provision for loan losses totaled $5.4 million for the three months ended March 31, 2014, as compared to $5.3 million for the same period in 2013. Net interest margin annualized for the three months ended March 31, 2014 was 2.83% as compared to 2.62% as of March 31, 2013. Although improving, our net interest margin continues to suffer due to elevated levels of nonaccrual loans despite improvements in cost of funds. Interest expense declined to $2.0 million for the three months ended March 31, 2014 as compared to $2.3 million for the same period ended March 31, 2013, due to shift in deposit mix from time deposits to demand deposits and lower rates on new and renewing deposits.

Non-Interest Income:

Non-interest income was unchanged at $2.1 million for the three months ended March 31, 2014 and March 31, 2013. While the total was unchanged, each period did contain certain nonrecurring items which constituted the primary changes within non-interest income. During the 2014 period there was $538,000 in other non-interest income recorded resulting from settlements reached with certain third party payment processors, whereas in the 2013 period there was a deposit premium of $586,000 recognized from the sale of two branches to First Bank.

Non-Interest Expense:

Non-interest expense decreased $1.1 million to $6.2 million for the three months ended March 31, 2014 compared to $7.3 million for the three months ended March 31, 2013. This decrease resulted primarily from decreases in professional and consulting fees of $136,000, salaries and benefits of $421,000, and loan collection expenses of $175,000.

Balance Sheet:

Total assets were $816.2 million at March 31, 2014, a decrease of $5.3 million or 0.6% from $821.5 million at December 31, 2013. Cash and cash equivalents and investments were $297.1 million at March 31, 2014, an increase of $6.0 million or 2.1% from the total of $291.1 million at December 31, 2013. Gross loans were $482.8 million at March 31, 2014, a decrease of $9.9 million or 2.0% from the $492.7 million outstanding at December 31, 2013.

Total liabilities decreased $8.1 million or 1.0% from $799.9 million at December 31, 2013 to $791.8 million at March 31, 2014. Principally all of this decrease resulted from the decrease in deposits of $8.3 million or 1.3% from $657.6 million at December 31, 2013 to $649.3 million at March 31, 2014.

Total shareholders' equity increased $2.8 million to $24.4 million at March 31, 2014 from $21.6 million at December 31, 2013. This increase resulted primarily from net income of $1.4 million and the sale of $875,000 of common stock to Kenneth R. Lehman, the private investor mentioned earlier. Book value per share increased to $2.75 per share at March 31, 2014 compared to $2.71 per share at December 31, 2013.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “It is very exciting to report quarterly net income of $1.4 million. We have many positive initiatives underway in 2014 as we welcome shareholder Kenneth R. Lehman to our Four Oaks Bank family. The support of our shareholders, customers, and employees is vital to our success and, as always, is greatly appreciated.”

With $816.2 million in total assets as of March 31, 2014, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh, and Southern Pines (LPO) North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital (pursuant to the Securities Purchase Agreement or otherwise) and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177